Exhibit 10.02

SAMPLE RSU AGREEMENT

PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”) is entered into as of this          day of                     , 200     by and between Heidrick & Struggles International, Inc. (the Company”) and John Q. Sample (the “Participant”).

R E C I T A L S

WHEREAS, the Board and the Stockholders of the Company adopted the 1998 Heidrick & Struggles GlobalShare Program I, as amended (the “Program”);

WHEREAS, as of                  , 200     (the “Grant Date”), the Company has granted Restricted Stock Units (“RSUs”) to the Participant as set forth below, although the grant of RSUs to such Participant shall not become valid or enforceable unless and until the Participant executes the Agreement and it is accepted by the Company;

WHEREAS, the Company and the Participant hereby set forth the terms and conditions that govern the grant of RSUs by the Company to the Participant.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used herein, unless specifically defined herein, shall have the same meanings as established in the Program.

2. Participation. Pursuant to the Program, and contingent upon the execution of the Agreement, the Company hereby grants to the Participant YYY RSUs subject to the terms and conditions herein. As a material condition and inducement to the Company providing said RSUs to the Participant, such Participant agrees that he or she has received and reviewed the Program and the Prospectus and further agrees to be bound by all of the terms and conditions of the Agreement and the Program, as may be amended by the Company from time to time (including without limitation Paragraph 8 hereof).

3. Vesting of RSUs.

a.	All RSUs granted hereunder which have not previously been forfeited under the terms hereof shall vest in accordance with the schedule set forth below, unless the RSUs otherwise vest on an earlier date pursuant to the terms of Section 3(b) below.

Vesting Date	Number of Shares Vesting
, 200	XXX
, 200	XXX
, 200	XXX

SAMPLE RSU AGREEMENT

b.	Notwithstanding the terms of Section 3(a) above, all unvested RSUs of the Participant which were not previously forfeited will immediately vest upon:

(i) death or Disability of the Participant; or

(ii) a Change in Control.

c.	Notwithstanding anything herein to the contrary, the Committee in its sole discretion and without liability to any Person may take such actions, if any, as it deems necessary or desirable with respect to the RSUs granted hereunder, (including, without limitation, (x) the payment of a cash amount in exchange for the cancellation of such RSUs; and/or (y) the requiring of the issuance of substitute RSUs that will substantially preserve the value, rights and benefits of the RSUs granted hereunder) as of the time of the Change in Control. Any such determination by the Committee shall be final and binding upon the Company and the Participant.

For purposes of the Agreement, “Change in Control” shall mean the occurrence of the following events:

(i)	any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then-outstanding securities;

(ii)	during any period of 24 months (not including any period prior to June 30, 2002), individuals who, at the beginning of such period, constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 3(b)(i), (iii) or (iv) hereof, (B) a director nominated or proposed by any Person who has publicly announced or advised the Company of an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change in Control, or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

SAMPLE RSU AGREEMENT

(iii)	the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company (other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity or its parent corporation outstanding immediately after such merger or consolidation and (B) after which no Person holds 30% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity or its parent corporation);

(iv)	the consummation of a plan of complete liquidation of the Company or of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)	any other event occurs which the Board determines, in its discretion, to be a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not occur with respect to the Participant by reason of any event which would otherwise constitute a Change in Control if, immediately after the occurrence of such event, (x) the Company ceases to be subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Act and no more than 50% of the then outstanding shares of common stock of the Company or any acquiror or successor to substantially all of the business of the Company is owned, directly or indirectly, by any entity subject to such requirements and (y) individuals (which may or may not include the Participant) who were executive officers of the Company immediately prior to the occurrence of such event, own, directly or indirectly, on a fully diluted basis, (1) 25% or more of the then outstanding shares of common stock of the Company or any acquiror or successor to substantially all of the business of the Company or (2) 25% or more of the combined voting power of the then outstanding voting securities of the Company or any acquiror or successor to substantially all of the business of the Company entitled to vote generally in the election of directors.

d.	The Participant’s unvested RSUs shall be forfeited if the Participant’s employment terminates, either voluntarily or involuntarily, before the RSUs vest pursuant to Section 3(a) or Section 3(b).

4. Characteristics of RSUs.

a.	RSUs are not Shares and owning RSUs, whether vested or unvested, shall provide only those rights expressly set forth in the Agreement and the Program. The Participant is not deemed to be a stockholder in the Company or have any of the rights of a stockholder in the Company by virtue of the ownership of RSUs.

SAMPLE RSU AGREEMENT

b.	The Participant does not have voting rights or any other rights inherent to the ownership of Shares, including the rights to dividends, or other liquidating or non-liquidating distributions, by virtue of being granted RSUs, whether vested or unvested.

c.	The RSUs shall, during the Participant’s lifetime, be exercisable only by the Participant, and neither the RSUs nor any right hereunder or under the Program shall be transferable or be subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate or otherwise dispose of the RSUs or of any right hereunder or under the Program, except as provided for in the Program, or in the event of any levy or any attachment, execution or similar process upon the rights or interest conferred by the RSUs, the Company may terminate the RSUs by notice to the Participant and the RSUs shall thereupon be canceled.

d.	Notwithstanding the terms of this Section 4, upon the death of the Participant holding RSUs which vested upon his or her death, or which had earlier vested but had not been converted into Shares, the RSUs shall immediately convert into Shares and be considered held by the Participant on his or her death.

5. Effect of Vesting.

a.	If, and at the time, the Participant’s RSUs vest under the terms of Section 3, such Participant shall receive as full consideration for the RSUs a number of Shares equal to the number of RSUs which vested on such date. The Participant shall have no right to receive any payments hereunder in a form other than Shares.

b.	The RSUs granted to the Participant shall be maintained in an account with the custodian appointed by the Committee from time to time (the “Custodian”) for such Participant if and until the RSUs are converted into Shares pursuant to this Section 5, at which time the Shares shall be issued to the Participant in accordance with Section 6 below.

6. Delivery of Shares to the Participant. As soon as practicable after the RSUs vest and are converted into Shares, the Custodian shall, without transfer or issue tax or other incidental expense to the Participant, deliver to the Participant by first-class insured mail addressed to the Participant at the address shown below or the last address of record on file with the Custodian, (a) a statement from the Custodian referencing the number of Shares held in the Participant’s name in book entry account, or (b) at the Participant’s request, certificate(s) for the number of Shares as to which the RSUs vested.

SAMPLE RSU AGREEMENT

7. Tax Withholdings and Payments.

a.	The Company or any Subsidiary or Affiliate is authorized to withhold from any payment to be made to the Participant, including any payroll and other payments not related to the Program and payments from the sale of Shares, amounts of income withholding and other taxes due in connection with compensation or any other transaction under the Program, including the receipt of Shares under Section 5 or disposition of Shares acquired under the Program, and the Participant’s execution of the Agreement will be deemed to constitute his or her consent to any withholding method the Company elects to use. At the time of issuance or disposition of Shares acquired under the Program, the Company may require the Participant to make other arrangements to meet tax withholding obligations as a condition to issuance or distribution of Shares or cash from the Participant’s account. The Participant shall hold the Company harmless for any damages caused by his or her failure to so comply and for any other damages caused by his or her actions or inactions.

b.	To the extent permitted by the Company, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable withholding taxes.

8. Miscellaneous.

a.	No Right to Continued Relationship; No Obligation of Uniform Treatment. The granting of an Award under the Program and the Agreement shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the employment or independent contractor relationship or any other relationship between it and the Participant and shall not lessen or affect the Company’s, Subsidiary’s or Affiliates right to terminate its relationship with the Participant. The Participant shall have no claim to be granted any further or other Award under the Program, and there is no obligation for uniformity of treatment of the Participants.

b.	Term. The Agreement shall, subject the terms hereof, terminate upon the forfeiture and/or vesting of all RSUs granted to the Participant hereunder, unless otherwise agreed upon by the parties hereto.

c.	Amendments. The Agreement may be amended by the written agreement of the Company and the Participant. Notwithstanding the foregoing, the Company may: (i) amend, alter or discontinue the Agreement, without the consent of the Participant so long as such amendment, alteration or discontinuance would not impair any of the rights or obligations under any

SAMPLE RSU AGREEMENT

Award theretofore granted to the Participant under the Program; and (ii) amend the Agreement in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions of Section 8 hereinafter the occurrence of a Change in Control.

d.	Choice of Law. The parties agree that the Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Illinois without regard to its conflict of law principles, as Illinois is the situs of the principal corporate office of the Company. Furthermore, unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings) such a proceeding in a different venue, the parties agree that any suit, action or proceeding with respect to the Program, the RSUs or the Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.

e.	Notices. Unless waived by the Company, any notice to the Company required under or relating to the Agreement shall be in writing and addressed to:

General Counsel

Heidrick & Struggles International, Inc.

233 South Wacker Drive

Suite 4200

Chicago, IL 60606-6303

IN WITNESS WHEREOF, the parties have signed the Agreement as of the date hereof.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

John Q. Sample